Exhibit 5.1

9275 W. Russell Road, Suite 240 Las Vegas, Nevada 89148 PH (702) 692-8026 | FX (702) 692-8075 fennemorelaw.com

November 6, 2026

BioVie Inc.

680 West Nye Lane, Suite 201

Carson City, Nevada 89703

Re:	BioVie Inc./Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special Nevada counsel to BioVie Inc., a Nevada corporation (the “Company”), in connection with the registration, issuance, and sale by the Company of (a) 960,000 shares (the “Shares”) of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”); and (b) 2,002,500 pre-funded Common Stock purchase warrants (the “Pre-Funded Warrants”) to purchase 2,002,500 shares (the “Pre-Funded Warrant Shares”) underlying the Pre-Funded Warrants. The Shares, the Pre-Funded Warrants, and the Pre-Funded Warrant Shares are referred to herein collectively as the “Securities.” The Shares and Pre-Funded Warrants were issued directly to an investor pursuant to a securities purchase agreement dated November 3, 2026 (the ‘Purchase Agreement’). The Pre-Funded Warrant Shares are issuable upon exercise of the Pre-Funded Warrants.

The Securities are being registered under a Registration Statement on Form S-3 (File No. 333-296924) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including the base prospectus forming a part of such Registration Statement dated June 29, 2026 (the “Base Prospectus”), and the prospectus supplement thereto dated November 3, 2026 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”).

For purposes of these opinions, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(a)

the Registration Statement;

(b)

the Prospectus;

BioVie Inc.

November 6, 2026

(c)

the Purchase Agreement;

(d)

the Pre-Funded Warrant; and

(e)

resolutions of the Board of Directors and a committee thereof relating to the issuance and the registration of the Securities under the Securities Act, and such other corporate records and matters as we have deemed relevant.

We have obtained from officers and agents of the Company and from public officials, and have relied upon, such certificates, representations, and assurances as we have deemed necessary and appropriate for purposes of rendering this opinion letter. We have also examined such other corporate documents, records, certificates, and instruments (collectively with the documents identified in (a) through (e) above, the “Documents”) as we have deemed necessary or advisable to render the opinions set forth herein.

In our examination, we have assumed:

(a)

the legal capacity of all natural persons executing the Documents;

(b)

the genuineness of all signatures on the Documents;

(c)

the authenticity of all Documents submitted to us as originals, and the conformity to original documents of all Documents submitted to us as copies;

(d)

that the parties to such Documents, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder;

(e)

other than with respect to the Company, the due authorization by all requisite action, corporate or other, of the Documents;

(f)

the due execution and delivery of the Purchase Agreement by each party thereto other than the Company and the performance by each such party of its obligations thereunder; and

(g)

that all Documents are valid and binding obligations of the parties thereto, enforceable against such parties in accordance with their terms.

We have relied upon the accuracy and completeness of the information, factual matters, representations, and warranties contained in such Documents.

We note that the Company has reserved, and assume that it will continue to reserve, sufficient authorized shares of Common Stock to allow for issuance of the Pre-Funded Warrant Shares upon exercise of the Pre-Funded Warrants.

BioVie Inc.

November 6, 2026

The opinions expressed below are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We disclaim any undertaking to advise you of changes in any facts stated or assumed herein or applicable law after the date hereof.

On the basis of the foregoing and in reliance thereon, and subject to the assumptions, limitations, and qualifications set forth herein, we are of the opinion that:

(a)	the Shares have been duly authorized and validly issued, and are fully paid and nonassessable; and

(b)	the Pre-Funded Warrant Shares have been duly authorized, and when issued upon exercise of the Pre-Funded Warrants in accordance with the terms thereof, will be validly issued, fully paid, and nonassessable.

While certain members of this firm are admitted to practice in certain jurisdictions other than Nevada, in rendering the foregoing opinions we have not examined the laws of any jurisdiction other than Nevada. Accordingly, we express no opinion regarding the effect of the laws of any other jurisdiction or state, including any federal laws. The opinions we express herein are limited solely to the laws of the State of Nevada, other than the securities laws and regulations of the State of Nevada, as to which we express no opinion.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the Commission on the date hereof and to the incorporation by reference of this opinion into the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ Fennemore Craig, P.C. Fennemore Craig, P.C.

tmor/cdol